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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 6)*

                            Monaco Coach Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   60886R 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]     Rule 13d-1(b)

          [ ]     Rule 13d-1(c)

          [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                             Page 1 of 4 pages


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CUSIP No.   60886R 10 3

--------------------------------------------------------------------------------

         1.   Names of Reporting Persons.
              I.R.S. Identification Nos. of above persons (entities only).

              Kay L. Toolson
--------------------------------------------------------------------------------

         2.   Check the Appropriate Box if a Member of a Group (See
              Instructions)

              (a) / /

              (b) / /

--------------------------------------------------------------------------------

         3.   SEC Use Only
--------------------------------------------------------------------------------

         4.   Citizenship or Place of Organization   United States
--------------------------------------------------------------------------------
Number of            5.    Sole Voting Power           1,390,739(1)(2)
Shares Bene-         -----------------------------------------------------------
ficially             6.    Shared Voting Power         N/A
Owned by Each        -----------------------------------------------------------
Reporting            7.    Sole Dispositive Power      1,390,739(1)(2)
Person With:         -----------------------------------------------------------
                     8.    Shared Dispositive Power    N/A
--------------------------------------------------------------------------------
         9. Aggregate Amount Beneficially Owned by Each Reporting Person 1,390,739(1)(2)

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11.  Percent of Class Represented by Amount in Row (9)     7.4%
--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         (1) As adjusted to reflect a 3-for-2 split of the Company's Common Stock effected on July 1999.
         (2) Includes options to purchase 3,379 shares of Common Stock that are exercisable within 60 days of 12/31/99.


                               Page 2 of 4 pages


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ITEM 1.

         (a)      Name of Issuer
                  Monaco Coach Corporation

         (b)      Address of Issuer's Principal Executive Offices
                  91320 Industrial Way, Coburg, OR 97408

ITEM 2.

         (a)      Name of Person Filing
                  Kay L. Toolson

         (b) Address of Principal Business Office or, if none, Residence 91320 Industrial Way, Coburg, OR 97408

         (c)      Citizenship
                  United States

         (d)      Title of Class of Securities
                  Common Stock

         (e)      CUSIP Number
                  60886R 10 3

ITEM 3.

              N/A

ITEM 4.    OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount of beneficially owed: 1,387,360 Common Shares held at
                                               12/31/99
                                               3,379 Common Shares under stock
                                               options exercisable within 60
                                               days

         (b)      Percent of class: 7.4%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote. 1,390,739

                  (ii)     Shared power to vote or to direct the vote. N/A

                  (iii) Sole power to dispose or to direct the disposition of. 1,390,739

                  (iv) Shared power to dispose or to direct the disposition of. N/A

         INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE Section 240.13d-3(d)(1).

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       N/A

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

       N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

       N/A


                                 Page 3 of 4 pages


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ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

       N/A

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

       N/A

ITEM 10.   CERTIFICATION

         (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                           February 11, 2000
                                  ------------------------------------
                                                 Date

                                         /s/  Kay L. Toolson
                                  ------------------------------------
                                               Signature

                                              Kay L. Toolson
                                  ------------------------------------
                                               Name/Title

       The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Section 240.13d-7 for other parties for whom copies are to be sent.

       ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


                                  Page 4 of 4 pages